Exhibit 21

Subsidiaries

Name	Jurisdiction of Formation
AmerisourceBergen Drug Corporation	Delaware
Amerisource Health Services Corporation	Delaware
Amerisource Receivables Financial Corporation	Delaware
AmerisourceBergen Services Corporation	Delaware
Amerisource Heritage Corporation	Delaware
Anderson Packaging, Inc.	Illinois
ASD Specialty Healthcare, Inc.	California
AutoMed Technologies, Inc.	Delaware
Bridge Medical, Inc.	Delaware
Brownstone Pharmacy, Inc.	Connecticut
Capstone Pharmacy of Delaware, Inc.	Maryland
Compuscript, Inc.	New York
Computran Systems, Inc.	Oregon
Dunnington Rx Services of Rhode Island, Inc.	Rhode Island
Family Center Pharmacy, Inc.	Pennsylvania
Goot Nursing Home Pharmacy, Inc.	Arizona
Health Services Capital Corporation	Delaware
Insta-Care Pharmacy Services Corporation	Texas
International Physician Networks, L.L.C.	Delaware
Imedex, Inc.	Georgia
J.M. Blanco, Inc.	Delaware
Pharmacy Corporation of America	California
PharMerica, Inc.	Delaware
PharMerica Drug Systems, Inc.	Maryland
PMSI, Inc.	Florida
US Bioservices Corporation	Delaware